Exhibit 99.1

News Release

Nektar Therapeutics Reports Year-End 2009 Financial Results

SAN CARLOS, Calif., March 2 /PRNewswire-FirstCall/ --  Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the fourth quarter and year ended December 31, 2009. Cash, cash equivalents, and short-term investments at December 31, 2009 increased to $396.2 million as compared to $379.0 million at the end of 2008.

Revenue for the fourth quarter of 2009 increased to $39.0 million as compared to $28.4 million in the fourth quarter of 2008.  For the year ended December 31, 2009, total revenue was $71.9 million versus $90.2 million.  The decrease in revenue year over year is largely the result of lower contract research and manufacturing revenues primarily resulting from the sale of certain of the company's pulmonary assets to Novartis which occurred on December 31, 2008.

Total operating costs and expenses in the fourth quarter of 2009 declined by 37% to $44.5 million, compared to $70.8 million in the fourth quarter 2008, excluding a $69.6 million gain on sale of pulmonary assets.  For the full year 2009, total operating costs and expenses declined 31% to $167.1 million as compared to $242.4 million for the full year 2008, excluding the $69.6 million pulmonary sale gain.

Research and development expense was $24.7 million in the fourth quarter of 2009 as compared to $45.3 million for the same quarter in 2008.  For the year ended December 31, 2009, research and development expense was $95.1 million as compared to $154.4 million in 2008.  Included in the $95.1 million of overall research and development expenses in 2009 is approximately $50.0 million of outside investment in Nektar preclinical and clinical development programs.

"2009 was a transformative year for Nektar Therapeutics.  Impressive Phase 2 data for NKTR-118 provided clinical validation of our advanced polymer conjugate platform with small molecules and led to a groundbreaking partnership with AstraZeneca," said Howard W. Robin, President and Chief Executive Officer of Nektar.  "We begin this year in an extremely strong position to execute against our objectives, with a solid balance sheet and a deep pipeline of programs in oncology and pain."

Net loss for the fourth quarter ended December 31, 2009 was $7.7 million or $0.08 per share.

Conference Call to Discuss Year End 2009 Financial Results

A conference call to review results will be held today, Tuesday, March 2, 2010 at 2 PM Pacific Time.

Details are below:

Howard Robin, president and chief executive officer, and John Nicholson, chief financial officer, will host a conference call beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) on Tuesday, March 2, 2010.

    To access the conference call, follow these instructions:

    Dial: 800-510-9836 (U.S.); 617-614-3670 (international)
    Passcode: 24115373 (Nektar Therapeutics)

An audio replay will also be available shortly following the call through Wednesday, March 16, 2010 and can be accessed by dialing 888-286-8010 (U.S.); or 617-801-6888 (international) with a passcode of 16395633.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar's technology and drug development expertise have enabled nine approved products in the U.S. or Europe for leading biopharmaceutical company partners, including UCB's Cimzia(R) for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS(R) for hepatitis C and Amgen's Neulasta(R) for neutropenia.

Nektar has created a robust pipeline of potentially high-value therapeutics to address unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules. In addition to the releasable polymer technology, Nektar is the first company to create a permanent small molecule-polymer conjugate with enhanced oral bioavailability and restricted entry into the CNS. Nektar is currently conducting clinical and preclinical programs in oncology, pain and other therapeutic areas. Nektar recently entered into an exclusive worldwide license agreement with AstraZeneca for its oral NKTR-118 program to treat opioid-induced constipation and its NKTR-119 program for the treatment of pain without constipation side effects. NKTR-102 is being evaluated in Phase 2 clinical studies for the treatment of ovarian, breast and colorectal cancers. NKTR-105 is in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements that reflect management’s current views regarding the progress and potential of Nektar's pipeline of proprietary drug candidates, the value and potential of the Nektar's technology platform, and the value and potential of certain of Nektar’s collaborations with third parties.  These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) Nektar's proprietary product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage of development prior to regulatory approval for numerous reasons including, without limitation, safety and efficacy findings even after initial preclinical and clinical results have been positive; (ii) the timing or success of the commencement or end of clinical trials and commercial launch of partnered products may be delayed or unsuccessful due to slower than anticipated patient enrollment, drug manufacturing challenges, changing standards of care, clinical trial design, clinical outcomes, or delay or failure in obtaining regulatory approval in one or more important markets; (iii) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future; (iv) the outcome of any future intellectual property or other litigation related to Nektar's proprietary product candidates or complex commercial agreements; (v) if Nektar is unable to establish and maintain collaboration partnerships on attractive commercial terms, our business, results of operations and financial condition could suffer; and (vi) certain other important risks and uncertainties set forth in Nektar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed on November 5, 2009, the Current Report on Form 8-K filed today, and the  most recent Annual Report on Form 10-K for the year ended December 31, 2009 to be filed on or about March 2, 2010.  Actual results could differ materially from the forward-looking statements contained in this press release.  Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics
(650) 631-4954

Susan Noonan/SA Noonan Communications, LLC
(212) 966-3650

Nektar Media Inquiries:
Karen Bergman/BCC Partners
(650) 575-1509

Michelle Corral/BCC Partners
(415) 794-8662

# # #

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$49,597	$155,584
Short-term investments	346,614	223,410
Accounts receivable, net of allowance	4,801	11,161
Inventory	6,471	9,319
Other current assets	6,183	6,746
Total current assets	413,666	406,220

Property and equipment, net	78,263	73,578
Goodwill	76,501	76,501
Other assets	7,088	4,237
Total assets	$575,518	$560,536

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,066	$13,832
Accrued compensation	10,052	11,570
Accrued clinical trial expenses	14,167	17,622
Accrued expenses	4,354	9,923
Deferred revenue, current portion	115,563	10,010
Other current liabilities	5,814	5,417
Total current liabilities	153,016	68,374

Convertible subordinated notes	214,955	214,955
Capital lease obligations, less current portion	18,800	20,347
Deferred revenue, less current portion	76,809	55,567
Deferred gain	5,027	5,901
Other long-term liabilities	4,544	5,238
Total liabilites	473,151	370,382

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	9	9
Capital in excess of par value	1,327,942	1,312,796
Accumulated other comprehensive income	1,025	1,439
Accumulated deficit	(1,226,609)	(1,124,090)
Total stockholders' equity	102,367	190,154
Total liabilities and stockholders' equity	$575,518	$560,536

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(unaudited)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2009	2008	2009	2008
Revenue:
Product sales and royalties	$10,832	$12,400	$35,288	$41,255
License, collaboration and other	28,177	15,952	36,643	48,930
Total revenue	39,009	28,352	71,931	90,185

Operating costs and expenses:
Cost of goods sold	8,809	10,196	30,948	28,216
Other cost of revenue	-	-	-	6,821
Research and development	24,713	45,279	95,109	154,417
General and administrative	10,982	13,835	41,006	51,497
Impairment of long-lived assets	-	1,458	-	1,458
Gain on sale of pulmonary assets	-	(69,572)	-	(69,572)
Total operating costs and expenses	44,504	1,196	167,063	172,837

(Loss) Income from operations	(5,495)	27,156	(95,132)	(82,652)

Non-operating income (expense):
Interest income	528	1,917	3,688	12,495
Interest expense	(2,963)	(3,357)	(12,176)	(15,192)
Other income (expense), net	480	(425)	848	58
Gain on extinguishment of debt	-	50,149	-	50,149
Total non-operating income (expense), net	(1,955)	48,284	(7,640)	47,510

(Loss) Income before (benefit) provision for income taxes	(7,450)	75,440	(102,772)	(35,142)

(Benefit) provision for income taxes	226	(1,342)	(253)	(806)

Net (loss) income	$(7,676)	$76,782	$(102,519)	$(34,336)

Basic and diluted net (loss) income per share	$(0.08)	$0.83	$(1.11)	$(0.37)

Shares used in computing basic and diluted net (loss) income per share (1)	93,219	92,473	92,772	92,407

Notes to Consolidated Statements of Operations
(1)  For the three-months ended December 31, 2008, there were approximately 81 dilutive shares outstanding.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Twelve-Months Ended December 31,
	2009	2008
Cash flows provided from operating activities:
Net loss	$(102,519)	$(34,336)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	14,881	22,489
Stock-based compensation	10,326	9,871
Gain on sale of pulmonary assets	-	(69,572)
Gain on extinguishment of debt	-	(50,149)
Impairment of long-lived assets	-	1,458
Other non-cash transactions	(657)	1,251
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable	6,034	10,476
Decrease (increase) in inventory	2,848	2,868
Decrease (increase) in other assets	(200)	1,166
Increase (decrease) in accounts payable	(8,046)	6,181
Increase (decrease) in accrued compensation	(1,518)	(3,382)
Increase (decrease) in accrued clinical trial expenses	(3,455)	14,727
Increase (decrease) in accrued expenses to contract manufacturers	-	(40,444)
Increase (decrease) in accrued expenses	(4,191)	(1,332)
Increase (decrease) in deferred revenue	126,795	(15,392)
Increase (decrease) in other liabilities	(559)	(1,662)
Net cash provided by (used in) operating activities	39,739	(145,782)

Cash flows from investing activities:
Purchases of property and equipment	(16,390)	(18,855)
Advance payments for property and equipment	(4,312)	-
Maturities of investments	310,707	588,168
Sales of investments	17,318	70,060
Purchases of investments	(451,918)	(475,316)
Proceeds from sale of pulmonary assets, net of transaction costs	(4,440)	114,831
Investment in Pearl Therapeutics	-	(4,236)
Net cash provided by (used in) investing activities	(149,035)	274,652

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	4,820	384
Payments of loan and capital lease obligations	(1,285)	(2,368)
Repayments of convertible subordinated notes	-	(47,757)
Net cash provided by (used) in financing activities	3,535	(49,741)
Effect of exchange rates on cash and cash equivalents	(226)	162
Net (decrease) increase in cash and cash equivalents	$(105,987)	$79,291

Cash and cash equivalents at beginning of year	155,584	76,293
Cash and cash equivalents at end of year	$49,597	$155,584